Exhibit (d)(33)(i)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT No. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

(PIMCO Total Return Portfolio)

AMENDMENT made as of this 1st day of March, 2024 to the Investment Advisory Agreement dated August 4, 2017, as amended (the “Agreement”), by and between Brighthouse Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and Pacific Investment Management Company LLC (the “Adviser”) with respect to the PIMCO Total Return Portfolio (the “Portfolio”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE TO COMPENSATION OF ADVISER

Pursuant to Article 8 of the Agreement, Schedule A of the Agreement referenced in Article 3, which contains the schedule of fees is hereby deleted in its entirety and replaced with the attached Schedule A.

2.	INVESTMENT ADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Thomas Watterson
Name:	Thomas Watterson
Title:	EVP, CLO and Secretary

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Robert O. Young
Name:	Robert O. Young
Title:	Managing Director

Schedule A

(Effective March 1, 2024)

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

Brighthouse Funds Trust I Fee Schedule

PIMCO Total Return Portfolio

Account	Percentage of average daily net assets
PIMCO Total Return Portfolio	0.25% of first $1 billion of such assets plus 0.20% on next $2 billion of such assets plus 0.175% of such assets over $3 billion

The Subadviser has agreed to waive a portion of their subadvisory fees based on the total assets and number of portfolios subadvised by the Subadviser. If the Subadviser is subadvising three or more 1940 Act portfolios and managing $5.5 billion or more in assets in core fixed income strategies for the Adviser, the Subadviser will calculate a quarterly blended discount using the chart below and apply the discount to the subadvisory fee amounts for the PIMCO Total Return and PIMCO Inflation Protected Bond Portfolios.

The discount chart that the Subadviser has agreed to is as follows:

Combined Total Return and Inflation Protected Bond AUM	Discount Factor
First $2.5 billion	2.5%
Next $2.5 billion	5.0%
Next $2.5 billion	7.5%
Excess over $7.5 billion	10.0%